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                                                                    EXHIBIT 4.12

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            SALE AND PURCHASE AND ASSIGNMENT OF RIGHTS IN NET SMELTER
                        RETURN AND CONTRACTUAL POSISTION

                                 BY AND BETWEEN
                             NORANDA CHILE LIMITADA
                                       AND
                            METALLICA (BARBADOS) INC.

In Santiago, Republic of Chile, on December 15, 2004, before me, ANTONIETA MENDOZA ESCALAS, Attorney, Titular Notary Public of the 16th Notary Office and Mining Registry of Santiago, with office at San Sebastian, number 2750, Las Condes, there appeared: Mr. Fernando Porcile Valenzuela, Chilean, married, engineer, Chilean national identity card number 4,027,183-K and Mr. Marcelo De Petris Zanetta, Chilean, single, commercial engineer, Chilean national identity card number 7,544,038-3, in representation, according to what will be evidenced of NORANDA CHILE LIMITADA, a company validly constituted and existing pursuant to the laws of Chile, Tax Identification Number 88,325,800-2, all domiciled for these purposes at Avenida Andres Bello 2777, 8th floor, Las Condes, Santiago, hereinafter indistinctly "Noranda" or the "Seller", as one party, and as the other Mr. Pablo Mir Balmaceda, Chilean, married, attorney, Chilean national identity card number 6,374,989-3, domiciled at Enrique Foster Sur 20, 9th floor, Las Condes, Santiago, in representation of METALLICA (BARBADOS) INC., a company validly constituted and existing pursuant to the laws of Barbados, domiciled at Worthing Corporate Centre, Worthing Main Road, Christ Church, Barbados and for these purposes at Enrique Foster Sur 20, 9th floor, Las Condes, Santiago, hereinafter indistinctly "Metallica" or the "Buyer", the appearing parties being of legal age, who evidence their identity with the Chilean national identity cards previously cited, and state:

FIRST: Minera Metallica Limitada ("Metallica") is the owner of the following mining claims: One.- Mining concession for exploitation Niquel 1-10, which judgment and survey record has been registered on page 315 overleaf, No. 81 of the Property Registry of the Custodian of Mines of Vallenar corresponding to the year 1996, and the ownership title is registered under the name of Minera Metallica Limitada on page 305 overleaf, No. 74 of the Property Registry of the Custodian of Mines of Vallenar corresponding to the year 2003; Two.- Mining concession for exploitation Zinc 1-10, which judgment and survey record has been registered on page 346, No. 86 of the Property Registry of the Custodian of Mines of Vallenar corresponding to the year 1996, and the ownership title is registered under the name of Minera Metallica Limitada on page 310 overleaf, No. 79 of the Property Registry of the Custodian of Mines of Vallenar corresponding to the year 2003; Three.- Mining concession for exploitation Plomo 1-10, which judgment and survey record has been registered on page 285, No. 76 of the Property Registry of the Custodian of Mines of Vallenar corresponding to the year 1996, and the ownership title is registered under the name of Minera Metallica Limitada on page 309 overleaf, No. 78 of the Property Registry of the Custodian of Mines of Vallenar corresponding to the year 2003; Four.- Mining concession for exploitation Cobalto 1-30, which judgment and survey record has been registered on page 360 overleaf, No. 88 of the Property Registry of the Custodian of Mines

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of Vallenar corresponding to the year 1996, and the ownership title is registered under the name of Minera Metallica Limitada on page 307 overleaf, No. 76 of the Property Registry of the Custodian of Mines of Vallenar corresponding to the year 2003; Five.- Mining concession for exploitation Estano 1-57, which judgment and survey record has been recorded on page 307 overleaf, No. 80 of the Property Registry of the Custodian of Mines of Vallenar corresponding to the year 1996, and the ownership title is registered under the name of Minera Metallica Limitada on page 304 overleaf, No. 73 of the Property Registry of the Custodian of Mines of Vallenar corresponding to the year 2003; Six.- Mining concession for exploitation Potasio 1-50, which judgment and survey record has been registered on page 338, No. 85 of the Property Registry of the Custodian of Mines of Vallenar corresponding to the year 1996, and the ownership title is registered under the name of Minera Metallica Limitada on page 303 overleaf, No. 72 of the Property Registry of the Custodian of Mines of Vallenar corresponding to the year 2003; Seven.- Mining concession for exploitation Cuarzo 1-55, which judgment and survey record has been registered on page 325 overleaf, No. 83 of the Property Registry of the Custodian of Mines of Vallenar corresponding to the year 1996, and the ownership title is registered under the name of Minera Metallica Limitada on page 301 overleaf, No. 70 of the Property Registry of the Custodian of Mines of Vallenar corresponding to the year 2003; Eight.- Mining concession for exploitation Galena 1-57, which judgment and survey record has been registered on page 366 overleaf, No. 89 of the Property Registry of the Custodian of Mines of Vallenar corresponding to the year 1996, and the ownership title is registered under the name of Minera Metallica Limitada on page 312 overleaf, No. 81 of the Property Registry of the Custodian of Mines of Vallenar corresponding to the year 2003; Nine.- Mining concession for exploitation Litio 1-39, which judgment and survey record has been registered on page 352, No. 87 of the Property Registry of the Custodian of Mines of Vallenar corresponding to the year 1996, and the ownership title is registered under the name of Minera Metallica Limitada on page 311 overleaf, No. 80 of the Property Registry of the Custodian of Mines of Vallenar corresponding to the year 2003; Ten.- Mining concession for exploitation Titanio 1-33, which judgment and survey record has been registered on page 290 overleaf, No. 77 of the Property Registry of the Custodian of Mines of Vallenar corresponding to the year 1996, and the ownership title is registered under the name of Minera Metallica Limitada on page 313 overleaf, No. 82 of the Property Registry of the Custodian of Mines of Vallenar corresponding to the year 2003; Eleven.- Mining concession for exploitation Bario 1-40, which judgment and survey record has been registered on page 279 overleaf, No. 75 of the Property Registry of the Custodian of Mines of Vallenar corresponding to the year 1996, and the ownership title is registered under the name of Minera Metallica Limitada on page 306 overleaf, No. 75 of the Property Registry of the Custodian of Mines of Vallenar corresponding to the year 2003; Twelfe.- Mining concession for exploitation Uranio 1-4, which judgment and survey record has been registered on page 297, No. 78 of the Property Registry of the Custodian of Mines of Vallenar corresponding to the year 1996, and the ownership title is registered under the name of Minera Metallica Limitada on page 300 overleaf, No. 69 of the Property Registry of the Custodian of Mines of Vallenar corresponding to the year 2003; Thirteen.- Mining concession for exploitation Silice 1, which judgment and survey record has been registered on page 320 overleaf, No. 82 of the Property Registry of the Custodian of Mines of Vallenar corresponding to the year 1996, and the ownership title is registered under the name of Minera Metallica Limitada on page 314 overleaf, No. 83 of the Property Registry

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of the Custodian of Mines of Vallenar corresponding to the year 2003; Fourteen.-
Mining concession for exploitation Tasio 1, which judgment and survey record has been registered on page 333, No. 84 of the Property Registry of the Custodian of Mines of Vallenar corresponding to the year 1996, and the ownership title is registered under the name of Minera Metallica Limitada on page 308 overleaf, No. 77 of the Property Registry of the Custodian of Mines of Vallenar corresponding to the year 2003; and Fifteen.- Mining concession for exploitation Cobre 1-6, which judgment and survey record has been registered on page 302, No. 79 of the Property Registry of the Custodian of Mines of Vallenar corresponding to the year 1996, and the ownership title is registered under the name of Minera Metallica Limitada on page 302 overleaf, No. 71 of the Property Registry of the Custodian of Mines of Vallenar corresponding to the year 2003; all of them hereinafter referred to as the "Mining Claims". These Mining Claims were purchased by Metallica by means of public deed of "Execution of Mining Purchase Option" granted on July 15, 2003 before Mr. Patricio Raby Benavente, Notary Public of the Fifth Notary's Office of Santiago, with the balance of price being paid upon such execution, hereinafter the "Option Exercise". The Mining Option Agreement which gave rise to this purchase was granted before the same Notary on September 2, 1999, undersigned between BHP Chile Inc., as an Offeror, and Minera Metallica Limitada, as an Oferee, under which BHP granted Metallica the power to explore and purchase the Mining Claims, hereinafter the "Option Agreement.

SECOND: In clause seven of the Option Agreement specified in the preceding clause, the parties agreed upon that Metallica would additionally pay to BHP the equivalent Net Smelter Return amounting to 2% of ore obtained from the Mining Claims object of the Option Agreement once the exploitation of such Mining Claims has commenced under the terms and conditions set forth in the same clause seven of the Option Agreement. This obligation was ratified in clause eight of the Option Exercise, thus repeating the obligation which was initially accorded under the following terms: "In the event that the Beneficiary exercises the option and starts operations in the properties which are object of this agreement, it shall pay BHP two per cent of the Net Smelter Return. Net Smelter Return shall mean for these purposes the total value received by the Beneficiary for the product extracted from the Properties, minus all expenses related to the treatment of such product in any smelting plant, refinery or coining place, as well as all costs and charges for tolling, smelting, refining or coining such product and in the event of any leaching operations, all processing, recovery, transport and preparation costs shall be deducted incurred from the moment the treated product enters the solution process until being ready for sale. Likewise, and in order to fix the Net Smelter Return, any costs and charges associated therewith, such as costs and charges related to transport, insurance, handling, weighing, sampling, analysis and marketing, shall be deducted, as well as penalties, entertainment expenses, fees and arbitration expenses, import and export taxes; therefore Net Smelter Return shall mean the net amount received by the Beneficiary from a smelting plant, refinery or coining place, as the case may be, minus all costs and charges associated with the marketing, sale and delivery of the product to the smelting plant, refinery or coining place, as applicable. Notwithstanding the above, said costs shall not include the cost of leaching, acids or other costs related to the extraction and preparation until the product has entered the electrolytic solution. Should the product be treated in a smelting plant, refinery or coining place owned, operated or controlled by the Beneficiary or a subsidiary thereof, all costs and charges

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referred to in the preceding paragraphs shall be equal to the applicable rates collected by similar smelting plants, refineries or coining places as applicable in transactions made in equity conditions for the treatment of similar quantities and quality of the product by independent not related parties. The Net Smelter Return shall be fixed by the Beneficiary at the end of the calendar quarter in which the ore or concentrates from the Properties are sold or disposed of with the corresponding payment having to be made by the Beneficiary within forty five days following the end of each quarter. On December the thirty first of each year and not later than March the thirty first of the following year, the Beneficiary shall deliver BHP an annual statement on the Net Smelter Return (the "Annual Statement"). The Beneficiary shall keep proper records to be made available to BHP during the term of eight months as from delivery of such Annual Statement, in order to enable BHP the right assessment of the Net Smelter Return calculation. Within this term, BHP may object by written notice to the Beneficiary the accuracy in assessing or calculating the Net Smelter Return made by the Beneficiary or the accuracy in assessing if an entry has been duly categorized or calculated. Once this notice has been sent within proper term and in the indicated manner, the assessment of the Net Smelter Return or of the entry as applicable, shall be made by an independent auditor to be appointed by the Parties or the Beneficiary, should the parties be not able to reach agreement in this respect. Should BHP does not object the assessment of Net Smelter Return made by the Beneficiary within the eight-month term as from delivery of the aforementioned Annual Statement, said Annual Statement shall be considered correct and it shall be assumed that BHP has accepted it in all its parts therefore waving, due to that action, any right to object the same".

THIRD: By public deed of this same date executed before the Notary Public that authorizes, BHP Chile Inc. sold, assigned, and transferred to Noranda Chile Limitada who purchased and acquired on its own behalf the Net Smelter Return amounting to two percent of the minerals that are obtained from the Mining Concessions once the exploitation of the same has commenced, on the terms and conditions established in the previous clause and in the eighth clause of the public deed of Exercise of Option. As a consequence of this sale and purchase and assignment, Noranda Chile Limitada acquired the capacity as titleholder and creditor of said rights, credits, shares and interest, and as obligor of the corresponding obligations, assuming the total of the rights that for BHP Chile Inc stem from each one of them. In this way, Noranda Chile Limitada acquired the contractual position that until this date corresponded to BHP Chile Inc. in the Mining Option to Purchase Agreement dated September 2, 1999 and in the Exercise of Option of Mining Purchase executed on July 15, 2003, both before Mr. Patricio Raby Benavente.

FOURTH: In this act Noranda Chile Limitada, who acts duly represented for these purposes by Messrs. Fernando Porcile Valenzuela and Marcelo De Petris Zanetta, sells, assigns and transfers to Metallica (Barbados) Inc., who purchases, accepts and acquires through its representative appearing party Mr. Pablo Mir Balmaceda, 30% of the total of the rights and obligations of which Noranda Chile Limitada is titleholder in the Net Smelter Return amounting to two percent of the minerals that are obtained from the Mining Concessions once the exploitation of the same has commenced, on the terms and conditions established in the second clause above and in the eighth clause of the public deed of Exercise of Option. As a consequence of this cession and assignment, from the date of this Agreement, Metallica Barbados Inc. acquires the capacity as titleholder and creditor of 30%

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of said rights, credits, shares and interests, and as obligor of the corresponding obligations, assuming 30% of the rights that for Noranda Chile Limitada stem from each one of them. In this way Noranda Chile Limitada and Metallica Barbados Inc. together assume, with a proportion of 70% the former and 30% the latter, the contractual position that until this date corresponded to BHP Chile Inc, in the Mining Option to Purchase Agreement dated September 2, 1999, and in the Exercise of Option of Mining Purchase executed on July 15, 2003, both before Mr. Patricio Raby Benavente, Titular Notary Public of the Fifth Notary Office of Santiago, who are individualized in the first clause of this instrument, thereby subrogating and assuming on its own behalf all rights and obligations of BHP Chile Inc. in the Mining Option to Purchase Agreement and its Exercise as previously referred to.

FIFTH: The price of this sale and purchase and assignment of rights is the total sum of US$600,000 equivalent at this date to the sum of 347,466,000 Chilean pesos, that Metallica (Barbados) Inc. pays in this act, in cash, Messrs. Fernando Porcile Valenzuela and Marcelo De Petris Zanetta declaring, both in representation of Noranda Chile Limitada, to receive such sum to their entire and full satisfaction, expressly waiving resolutory actions.

SIXTH: Any difficulty or controversy that arises between the contracting parties in respect of the application, interpretation, duration, termination, validity or execution of this contract or for any other reason shall be submitted to ARBITRATION, in accordance with the Rules of Arbitration Procedure currently in force of the Santiago Arbitration and Mediation Centre. The parties confer a special irrevocable power of attorney on the Santiago Commercial Chamber (Camera de Comercio de Santiago A.G.), upon written request of any party, to designate a mixed arbitrator, an arbitrator who can fix the procedure, and makes a ruling in accordance with the law, from the attorneys who are members of the arbitral body of the Santiago Centre of Mediation and Arbitration. There shall be no appeal against the resolutions of the arbitrator and the parties hereto expressly waive any right they may have to appeal against such decision. The arbitrator shall remain especially empowered to resolve all matters related to its competence and/or jurisdiction. The official language of the Arbitration shall be Spanish and the applicable legislation shall be Chilean. This clause shall survive the termination of the Agreement.

SEVENTH: All Notary Public and Real Estate Registry expenses arising due to this instrument shall be shared equally between both parties.

EIGHTH: The bearer of an authorized copy of this instrument is authorized to request and sign all registrations, sub-registrations, annotations, certificates and carry out other acts as required in the relevant Registries. The appearing parties also authorize Messrs. Juan Pablo Schaeffer Fabres and Pablo Mir Balmaceda so that both acting together may execute one or more minutes or public deeds that allow substitution as regards any deficiencies or defective or insufficient designations in the titles, in accordance with that provided in article 82 of the Rules of the Real Estate Registry. The concession of these powers is, from this time, irrevocable. The legal representation of Mr. Fernando Porcile Valenzuela and Marcelo De Petris Zanetta to represent Noranda Chile Limitada is stated in the Second Board of Directors Meeting held on November 12, 2003, converted to public deed on November 20, 2003 in the Notary Public of Santiago of Antoneita Mendoza Escalas. The legal representation of Mr. Pablo Mir Balmaceda to act in representation of Metallica

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Barbados Inc. is stated in the power of attorney executed on November 17 of 2004 in the United States of America, State of Colorado, which being duly legalized was formalized in the Notary Pubic of Santiago of Rene Benavente Cash on November 25, 2004. Said legal representations are inserted as not being known by the parties and at the request of the same. In witness whereof, the appearing parties sign after reading. A copy is issued. I attest.

/s/ Pablo Mir Balmaceda
Pablo Mir Balmaceda
Metallica Barbados Inc.

/s/ Fernando Porcile Valenzuela
Fernando Porcile Valenzuela
/s/ Marcelo de Petris Zanetta
Marcelo de Petris Zanetta
Noranda Chile Ltda..